Exhibit 99.7

UCB US Twitter post:

For Media: UCB has entered into a definitive agreement to acquire @Zogenix. This broadens and builds upon UCB's role as a leader in, and our continued commitment to, addressing the unmet needs of people living with #epilepsy. #DravetSyndrome #Dravet https://www.ucb-usa.com/stories-media/UCB-U-S-News/detail/article/ucb-acquire-zogenix



UCB US
@UCBUSA

For Media: UCB has entered into a definitive agreement to acquire @Zogenix. This broadens and builds upon UCB's role as a leader in, and our continued commitment to, addressing the unmet needs of people living with #epilepsy. #DravetSyndrome #Dravet

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Inspired by patients.
Driven by science.

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7:00 AM · Jan 19, 2022 · Twitter for Advertisers.

UCB News Twitter post:

For media. Today we announced our entry into a definitive agreement to acquire Zogenix, a global biopharmaceutical company commercializing and developing rare epilepsy therapies. Learn more:https://https://t.co/2quQR787KW

UCB News
@ucb_news

For media. Today we announced our entry into a definitive agreement to acquire Zogenix, a global biopharmaceutical company commercializing and developing rare epilepsy therapies. Learn more:ucb.com/stories-media/...

Inspired by **patients.**
Driven by **science.**

1:16 AM · Jan 19, 2022 · Twitter Web App